SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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U.S. Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                      December 26, 2002

Dear Fellow Stockholder:

      The Annual Meeting of Stockholders of U.S. Industries, Inc. will be held on February 20, 2003, beginning at 11:00 a.m., local time, at the Crowne Plaza Hotel, 1601 Belvedere Road, West Palm Beach, Florida 33406.

      Whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You may specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors’ recommendations as set forth in the attached Proxy Statement.

SINCERELY,

David H. Clarke
Chairman and Chief
Executive Officer

U.S. Industries, Inc. • Phillips Point – West Tower • 777 South Flagler Drive, Suite 1108 • West Palm Beach, FL 33401

U.S. Industries, Inc.

Notice of Annual Meeting of Stockholders

To Be Held February 20, 2003

       Notice is hereby given that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Industries, Inc., a Delaware corporation (the “Company”), will be held at the Crowne Plaza Hotel, 1601 Belvedere Road, West Palm Beach, Florida 33406 on February 20, 2003, beginning at 11:00 a.m., local time, for the following purposes:

1.	To elect four directors in Class II, each for a term of three years;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2003; and

3.	To consider any other matters that may properly come before the Meeting.

      Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on December 23, 2002 will be entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

Steven C. Barre
Secretary

West Palm Beach, Florida

December 26, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

U.S. Industries, Inc. • Phillips Point – West Tower • 777 South Flagler Drive, Suite 1108 • West Palm Beach, FL 33401

U.S. INDUSTRIES, INC.

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of U.S. Industries, Inc., a Delaware corporation (the “Company”), of proxies for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Crowne Plaza Hotel, 1601 Belvedere Road, West Palm Beach, Florida 33406 on February 20, 2003, at 11:00 a.m., local time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

      This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed to stockholders on or about January 7, 2003.

VOTING

      Only stockholders of record at the close of business on December 23, 2002 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote the shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) held by them on that date at the Annual Meeting or any postponements or adjournments thereof. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date, 74,738,069 shares of Common Stock were outstanding.

      The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The four nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. The approval of each other proposal to be considered at the Annual Meeting requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy. Both abstentions and broker non-votes will count toward a quorum. Abstentions with respect to a given proposal (other than the election of directors) will be counted as “against” it. Broker non-votes with respect to a given proposal will not be counted as either “for” or “against” it, but will reduce the number of shares needed for a majority decision.

      If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the election of the slate of nominees proposed by the Board of Directors, for ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2003, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests in writing. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

      The Company’s Retirement Savings & Investment Plan (the “401(k) Plan”) provides that the trustee of the 401(k) Plan shall vote the number of shares of Common Stock allocated to a participant’s account as instructed by the participant and that the trustee shall vote the number of shares for which no instructions are received in the same proportion as those shares in the 401(k) Plan for which instructions have been received. Courts have held that trustees are required to follow participants’ instructions unless they determine that doing so would breach their fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Voting instruction cards are being mailed to all participants in the 401(k) Plan. If a participant also owns shares outside the 401(k) Plan, the participant must return both the proxy card and the voting instruction card as indicated on those cards. To be assured that the trustee will receive voting instruction cards on a timely basis, cards must be duly signed and received no later than February 10, 2003. The total number of shares in the 401(k) Plan as of the Record Date represents approximately 1.4% of the shares of Common Stock outstanding on the Record Date.

OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

      The following table sets forth information as to the beneficial ownership of Common Stock by each person or group known by the Company, based upon filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934 (the “Exchange Act”), to own beneficially more than 5% of the outstanding Common Stock as of the Record Date.

Name and Address	Number of	Percent
of Beneficial Owners	Shares	of Class

Southeastern Asset Management, Inc.(1)	10,706,500	14.33%
6410 Poplar Avenue, Suite 900
Memphis, TN 38119
The Baupost Group, L.L.C.(2)	8,572,200	11.47%
10 St. James Avenue, Suite 2000
Boston, MA 02116
Dimensional Fund Advisors, Inc.(3)	5,681,900	7.60%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(1)	According to Schedule 13G/A filed on February 12, 2002, by Southeastern Asset Management, Inc. (“SAMI”) and Longleaf Partners Small-Cap Fund (“Longleaf”): (a) SAMI beneficially owns 10,706,500 shares, as to which SAMI has the sole voting power with respect to 2,238,500 shares, shared voting power with respect to 8,140,000 shares, and no voting power with respect to 328,000 shares, and sole dispositive power with respect to 2,566,500 shares and shared dispositive power with respect to 8,140,000 shares and (b) Longleaf beneficially owns 8,140,000 shares, as to which Longleaf has shared voting power with respect to 8,140,000 shares and shared dispositive power with respect to 8,140,000 shares.

The Board of Directors has agreed to permit SAMI and its managed funds to purchase up to 19.9% of the outstanding Common Stock without causing the Rights under the Company’s Stockholder Rights Plan to separate and become exercisable. SAMI has entered into a standstill agreement with the Company dated as of December 5, 2002 (the “Standstill Agreement”). Under the Standstill Agreement, SAMI agreed not to increase its ownership interest in the Company beyond 19.9% of total voting power. SAMI further agreed not to sell or otherwise transfer, directly or indirectly, any voting securities of the Company, except (i) to any person who agrees to be bound by the terms of the Standstill Agreement and who would not own more than 19.9% of total voting power; (ii) to any person who would not own more than 14.9% of total voting power, (iii) in the open market in the ordinary course of business so long as the provisions of the preceding clause (ii) are satisfied, (iv) pursuant to a tender or exchange offer made by the Company or recommended by the Company’s board of directors or (v) with the consent of the Company.

SAMI also agreed not to (i) make or solicit any acquisition proposals for the Company, (ii) solicit or otherwise become a participant in any solicitation of proxies, (iii) form or join in a group (within the meaning of the securities law) with respect to any voting, (iv) grant any proxies with respect to any voting securities (other than as recommended by the Board of Directors), (v) propose any amendments to the Standstill Agreement or (vi) request the Company to redeem the rights issued pursuant to the Rights Agreement dated as of October 15, 1998 between the Company and Chase

Manhattan Bank. SAMI further agreed to vote all of its voting securities in excess of 15% of total voting power either in accordance with the recommendation of the Company’s Board of Directors or in proportion to votes cast by the other holders of the Company’s voting securities.

The Standstill Agreement will terminate upon the occurrence of any of the following: (i) the written agreement of the Company and SAMI to terminate the Standstill Agreement; (ii) December 5, 2012; (iii) the decrease of SAMI’s ownership interest to less than 15% of total voting power (provided that if SAMI were to reacquire 15% or more of the total voting power prior to December 5, 2012, the Standstill Agreement would be reinstated); (iv) any person acquires more than 50% of the total voting power of the Company; or (v) the dissolution, liquidation or winding up of the Company.

(2)	According to Schedule 13G/ A filed on June 10, 2002, by The Baupost Group, L.L.C. (“Baupost”): Baupost beneficially owns 8,572,200 shares, as to which Baupost has the sole voting power and sole dispositive power with respect to all such shares.

(3)	According to Schedule 13G/A filed on February 2, 2002, by Dimensional Fund Advisors, Inc. (“DFA”): DFA beneficially owns 5,681,900 shares, as to which DFA has the sole voting power and sole dispositive power with respect to all such shares.

Directors and Executive Officers

      The following table sets forth the beneficial ownership of Common Stock as of the Record Date by each current director and nominee, the executive officers currently employed by the Company and named in the Summary Compensation Table and all current directors, nominees and executive officers as a group. Each director, nominee or executive officer has sole voting and investment power over the shares reported, except as noted below.

	Number of	Percent
Name	Shares(1)(2)(3)	of Class

Steven C. Barre	90,492	*
Brian C. Beazer	118,301	*
William E. Butler	74,134	*
David H. Clarke(4)	2,392,078	3.15%
John J. McAtee, Jr.	136,506	*
The Honorable Charles H. Price II(5)	78,056	*
Dorothy E. Sander	422,534	*
Alan Schutzman	34,756	*
Sir Harry Solomon(6)	134,506	*
Royall Victor III	90,006	*
Thomas B. Waldin	516,100	*
Allan D. Weingarten	58,273	*
Robert R. Womack	554,782	*
All current directors, nominees and executive officers as a group (16 persons, including the foregoing)	4,899,449	6.35%

*	Less than 1%.

(1)	Includes restricted stock held by the following individuals and all current directors and executive officers as a group, with respect to which such persons have voting power but no investment power: Mr. Clarke — 117, 500 shares; Ms. Sander — 35,666 shares; Mr. Barre — 10,000 shares; all current directors and executive officers as a group — 179,832 shares.

(2)	Includes the number of equivalent shares held in the 401(k) Plan as of September 29, 2002 (the last calendar quarter prior to the Record Date and the latest practicable date for such information) on behalf of plan participants, based on investments made by the individuals and by the Company to match certain amounts invested by the following individuals and all current directors and executive officers as a group, with respect to which such persons have pass-through voting power as provided by the plan, but no investment power with respect to the Company’s matching contribution. The 401(k) Plan provides for unit value accounting, not share accounting. The participants’ proportionate value of the fund is converted to share equivalencies for reporting purposes, with the underlying shares maintained in such fund, and are as follows: Mr. Clarke — 80,342 share equivalents; Ms. Sander — 17,701 share equivalents; Mr. Weingarten 8,273 share equivalents; Mr. Womack — 14,182 share equivalents; Mr. Barre — 5,929 share equivalents; Mr. Schutzman — 3,318 share equivalents; all current directors and executive officers as a group — 140,946 share equivalents.

(3)	Includes shares which are subject to options exercisable within 60 days. The shares subject to such options for the executive officers named in the table are as follows, which options were granted at prices ranging from $8.00 to $20.50 per share and therefore have no value as of the record date: Mr. Barre — 73,000 shares; Mr. Clarke — 1,219,939 shares; Ms. Sander — 270,625 shares; Mr. Schutzman — 28,938 shares; Mr. Weingarten — 50,000 shares. The shares subject to such options for the non-executive directors are as follows: Mr. Beazer — 45,000 shares; Mr. Butler — 48,700 shares; Mr. McAtee — 46,500 shares; Mr. Price — 46,500 shares; Sir Harry — 46,500 shares; Mr. Victor — 46,500 shares; Mr. Womack — 402,100 shares; and for all current directors and executive officers as a group — 2,458,981 shares.

(4)	Includes 20,361 shares held in the aggregate by Mr. Clarke’s wife and in trust for one of Mr. Clarke’s children in which he disclaims beneficial ownership; it also includes 283,645 shares held by a holding company in which Mr. Clarke and his wife have a 41% equity ownership.

(5)	Includes 3,225 and 1,175 shares held in Mr. Price’s Individual Retirement and Pension accounts, respectively, as to which Mr. Price has voting and investment power. Also includes 150 shares held by his wife, as to which he disclaims beneficial ownership.

(6)	Includes 31,000 shares held by a holding company as to which Sir Harry shares voting power and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership of the Company’s Common Stock with the SEC. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings, the Company believes that its directors and executive officers were in compliance with these requirements with respect to fiscal 2002.

ELECTION OF DIRECTORS

(Item A on Proxy Card)

      The Board of Directors of the Company is presently divided into three classes, with each class serving three years, subject to the Company’s retirement policy for directors. The term of office of directors in Class II expires at the Annual Meeting. The Board of Directors proposes that the four nominees described below, three of whom are currently serving as Class II directors, be elected to Class II for a term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

      Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, the nominees’ terms will continue until the 2006 Annual Meeting and until their successors are duly elected and qualified. Mr. Victor and Mr. Waldin would be expected to serve their full terms. Mr. Butler and Mr. Price would be expected to retire from the Board at the 2004 Annual Meeting, in accordance with the Company’s retirement policy for directors. The Nominating & Corporate Governance Committee will evaluate and make recommendations to the Board of Directors with respect to the nomination of successors, if any, to the retiring directors. It is presently anticipated that any such nominees would be presented for election at the 2004 Annual Meeting.

      Set forth below is biographical information as of a recent date concerning each nominee as well as each director whose term of office does not expire at the Annual Meeting.

Nominees for Election as Directors in

Class II — Term continues until the 2006 Annual Meeting

      William E. Butler, 71, has served as a director of the Company since June 1998 and was a director of Zurn Industries, Inc. (“Zurn”) from November 1992 to June 1998. Mr. Butler was a director, Chairman and Chief Executive Officer of the Eaton Corporation (a global manufacturer of highly engineered products that serve industrial, vehicle, construction and semiconductor markets), and is a director of Applied Industrial Technologies, Inc.

      The Honorable Charles H. Price II, 71, has served as a director of the Company since the spinoff of the Company’s predecessor from Hanson PLC (“Hanson”) in May 1995 (the “Demerger”). Mr. Price served as Chairman, President and Chief Executive Officer of Ameribanc, Inc., a bank holding company, from 1989 to 1992 and was Chairman of the Board of Mercantile Bank of Kansas City from 1992 to 1996. He served as the U.S. Ambassador to Belgium from 1981 to 1983 and the U.S. Ambassador to the Court of St. James from 1983 to 1989. He is an Advisory Director of Firstar Bank, Kansas City.

      Royall Victor III, 64, has served as a director of the Company since the Demerger. Mr. Victor was Managing Director of Chase Securities, Inc.’s Investment Banking Group from January 1994 until his retirement in July 1997.

      Thomas B. Waldin, 60, was the President and Chief Executive Officer and a director of Essef Corporation, a manufacturer of swimming pool equipment and other products used in the treatment of water, from 1990 to 1999 when it was sold to Pentair, Inc. He has served as a director of Anthony & Sylvan Pools Corporation since its 1999 split-off from Essef Corporation as a separate public company. He is also active as an investor in, and a director of, a number of private companies.

Directors Continuing in Office

Class III — Term continues until the 2004 Annual Meeting

      David H. Clarke, 61, has served as Chairman and Chief Executive Officer of the Company since the Demerger. Mr. Clarke was Vice Chairman of Hanson from 1993 until the Demerger, Deputy Chairman and Chief Executive Officer of Hanson Industries from 1992 until the Demerger and a director of Hanson from 1989 until May 1996. Mr. Clarke is a director of Fiduciary Trust International, a company engaged in investment management and administration of assets for individuals, which is a subsidiary of Franklin Templeton Investments.

      Sir Harry Solomon, 65, has served as a director of the Company since June 8, 1995. Sir Harry is a founder and former Chairman of Hillsdown Holdings plc, a U.K. food manufacturing company. He also serves as a director of a number of companies including Consolidated Land Investments Limited.

      Robert R. Womack, 65, has served as a director of the Company since June 1998. He served as a director, Chairman and Chief Executive Officer of Zurn from October 1994 until December 31, 1999. Mr. Womack is currently a director and Chairman of Precision Partners, Inc., a supplier of precision machine parts to the power systems, automotive and aerospace industries, a position he has held since March 2000. He also serves as a director of Covanta Energy Corporation, formerly known as The Ogden Corporation, and as a director of Commercial Metals Company.

Class I — Term continues until the 2005 Annual Meeting

      Brian C. Beazer, 67, has served as a director of the Company since September 17, 1996. Mr. Beazer is the Chairman of Beazer Homes USA, Inc., which designs, builds and sells single family homes since

1993. He also serves as a director of Numerex Corp., Jade Technologies Singapore Ltd. and United Pacific Industries Limited.

      John J. McAtee, Jr., 66, has served as a director of the Company since the Demerger. Mr. McAtee has served as Chairman of McAtee & Co., L.L.C., a transactional consulting firm, since July 1996. Mr. McAtee served as a Vice Chairman of Smith Barney Inc., an investment banking firm, from 1990 until July 1996 and previously was a partner in the law firm of Davis Polk & Wardwell. He is also a director of PhotoMedex, Inc.

CORPORATE GOVERNANCE

Directors’ Remuneration and Attendance at Meetings

      Directors who are also full-time employees of the Company receive no additional compensation for their services as directors. Each non-employee director is entitled to an annual retainer of $25,000, which is payable wholly in shares of Common Stock in four equal installments on the first business day of each calendar quarter. For the Company’s fiscal year ended September 28, 2002 (“fiscal 2002”), the retainer was paid to each non-employee director by delivery of 11,360 shares of Common Stock, based on the last reported sale price of the Common Stock on the New York Stock Exchange (the “NYSE”) on October 1, 2001, of $2.20 per share, plus cash in lieu of a fractional share. Each non-employee director is also entitled to an initial grant of 1,500 shares of Common Stock, an initial grant of options to purchase 7,500 shares of Common Stock and an annual grant of options to purchase 3,750 shares of Common Stock.

      Each non-employee director is entitled to a fee of $1,500 payable in cash for each Board or Committee meeting attended. The Company reimburses all reasonable expenses incurred by both employee and non-employee directors in connection with such meetings and pays the premiums on directors’ and officers’ liability and travel accident insurance policies insuring both employee and non-employee directors.

      The Board held nine meetings in fiscal 2002. Each director attended more than seventy-five percent of all meetings of the Board and the Committees on which the director served, with the exception of Mr. Butler, who attended approximately sixty-five percent of such meetings.

Committees of the Board

      The Board has established five standing committees, an Executive Committee, an Audit Committee, a Compensation Committee, a Finance Committee, and a Nominating & Corporate Governance Committee, each of which is briefly described below.

      The Executive Committee has authority to act for the full Board between Board meetings, except with respect to matters that may not be delegated to a committee under Delaware law. The Committee, which presently consists of Mr. Clarke (Chairman), Sir Harry and Mr. Victor, met twice during fiscal 2002.

      The Company has an Audit Committee. Information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the “Report of the Audit Committee.”

      The Compensation Committee sets the compensation of all executive officers and administers the incentive plans for executive officers (including the making of awards under such plans). The Committee, which consisted of Mr. Beazer, Mr. Price and Mr. Mark Vorder Bruegge (Chairman), met four times during fiscal 2002. Mr. Vorder Bruegge retired from the Board and as Chairman of the Compensation Committee in September 2002 and was replaced on the Compensation Committee, and as Chairman of the Compensation Committee, by Mr. Womack.

      The Finance Committee has been authorized to oversee all of the Company’s financial activities, including financings, the evaluation of the strategic alternatives for the Company and the conduct of the sales of certain of the Company’s assets and businesses. The Committee, which consists of Messrs. Beazer, McAtee (Chairman), Price, Victor and Womack, met six times during fiscal 2002. Mr. McAtee, in his capacity as Chairman of the Finance Committee, received a monthly fee of $10,000 during fiscal 2002 in recognition of the extraordinary amount of time required by this continuing responsibility, in addition to the fees he received as a director. These monthly fees were discontinued in December 2002, following completion of a comprehensive restructuring of the Company’s bank and bond debt.

      The Nominating & Corporate Governance Committee is responsible for recommending nominees for the Board and the committees of the Board and for advising the Board on corporate governance matters. The Committee met three times during fiscal 2002, at which time it was known as the Nominating Committee. Its members included Mr. Clarke, Sir Harry (Chairman) and Mr. Victor at that time. The Committee was redesignated as the Nominating & Corporate Governance Committee in December 2002. The Committee presently consists of Messrs. McAtee (Chairman), Victor and Womack.

Report of the Audit Committee

      The Audit Committee, which met eight times during fiscal 2002, oversees the Company’s financial reporting process on behalf of the Board of Directors and consists of three directors, all of whom are independent within the meaning of the New York Stock Exchange rules. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board of Directors has approved a written charter which governs the Audit Committee.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has received in writing information concerning the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

      The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 28, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company’s independent auditors for 2003.

Respectfully Submitted:

Royall Victor III, Chairman
William E. Butler
John J. McAtee

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

      The Compensation Committee has delivered the following report:

Executive Officer Compensation

      The philosophy of the Compensation Committee is that the Company’s executive compensation program should be an effective tool for retaining key executives and incentivizing employees to improve Company performance in an effort to foster the creation of stockholder value. While the Compensation Committee believes that the base compensation of the Company’s executive officers should be generally competitive with that provided by public companies of similar size, the Compensation Committee believes strongly that a substantial portion of the executive officers’ compensation (both cash and non-cash elements) should be contingent upon performance. Moreover, the Compensation Committee has historically encouraged equity ownership by the Company’s executive officers so that management’s interests are closely aligned with the interests of stockholders.

Base Compensation

      The minimum base compensation levels of the Company’s executive officers and certain other aspects of their compensation were originally established under employment agreements. On December 3, 2002, the Compensation Committee awarded certain executive officers increases in base salary effective January 1, 2003. Mr. Clarke declined to be considered for an increase, as he has done since the Demerger in 1995. These merit increases averaged 3.4% for the group of executive officers, excluding Mr. Clarke. The Compensation Committee believes the base salaries to be reasonable and appropriate.

Annual Incentive Bonus

      Under the U.S. Industries, Inc. Annual Performance Incentive Plan (the “Annual Plan”), the Compensation Committee confirms the executive officers eligible for participation and determines the targets and associated levels (e.g., entry level, a mid-point and a maximum level) for awards under the plan. The bonus level achieved for each fiscal year is determined based on the pre-established performance targets determined by the Compensation Committee and actual achievement of the targets is then confirmed by the Compensation Committee, prior to any bonuses being awarded.

      At a meeting on February 7, 2002, the Compensation Committee finalized the fiscal 2002 performance targets for all executive officers and individual levels for participation as a percentage of base pay (ranging from 40% to 100%, the “Target Bonus”). The performance targets set by the Compensation Committee included the reduction of the Company’s bank debt and the attainment of sufficient profitability to extend the final maturity of the remaining debt. Specified minimum levels were set to achieve 75% of the Target Bonus with increased levels for above-target achievements that could result in bonuses under the Annual Plan of up to 150% of Target Bonus. In setting these performance targets and individual participation levels, the Compensation Committee recognized that the Annual Plan provides for an immediately payable annual award and an additional minimum deferred award (i.e., the Long Term Incentive Plan Award) equal to thirty percent (30%) of the immediately payable annual award. The Long Term Incentive Plan Award under the Annual Plan is credited to the executive officer’s account under the U.S. Industries, Inc. Long Term Incentive Plan (the “Long Term Incentive Plan”) and deferred under the terms of that Plan with interest measured based on the rate of interest on long-term Treasury Bonds. The Compensation Committee gave weight to the fact that distributions under the Long Term Incentive Plan are generally conditioned upon an executive officer’s continued employment with the Company. At its meeting on December 3, 2002, the Compensation Committee determined that the performance targets for the Annual Plan for fiscal 2002 were met at the Target Bonus level based on the level of bank debt and extension of the remaining bank debt, as confirmed by the Company’s auditors and counsel. The Compensation Committee awarded amounts equal to Target Bonuses to executive officers and directed that the Chief Executive Officer’s award be paid at 85%, with the remaining 15% deferred with his regular Long Term Incentive Award, with no distribution to be made under the Long Term Incentive Plan so long as the loan pursuant to the Tax Loan Program is outstanding (see footnote (4) under the Summary Compensation Table below for information on the loan). The Compensation Committee also approved additional non-cash deferred awards under the Long Term Incentive Plan for Mr. Clarke and Ms. Sander for $200,000 each.

Stock Options

      Stock options have been granted by the Compensation Committee under the 2000 Stock Option Plan and the Amended U.S. Industries, Inc. Stock Option Plan (the “Amended Stock Option Plan”) with an exercise price equal to the fair market value of Common Stock on the date of grant. Management makes recommendations to the Compensation Committee, other than for the Chief Executive Officer, as to how many options will be granted to eligible executives of the Company and its subsidiaries. The Compensation Committee sets the grant, if any, for the Chief Executive Officer.

     Restricted Stock

      In prior fiscal years, restricted stock has been granted by the Compensation Committee under the U.S. Industries, Inc. Restricted Stock Plan and the U.S. Industries, Inc. 1996 Employee Stock Plan. There was no restricted stock issued to executive officers in fiscal years 2001 or 2002.

      The Committee generally has analyzed the particular type of benefit or award and the rationale for granting such benefit or award in deciding whether it will seek to qualify the benefit or award as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and expects to continue to do so in the future.

      Amounts awarded to the Chief Executive Officer and the Company’s other executive officers under the Annual Performance Incentive Plan, as well as the portion of such awards deferred under the Company’s Long Term Incentive Plan, are based on performance factors determined by the Compensation Committee that are intended to qualify such bonuses for the “performance-based compensation” exception of Section 162(m) of the Code. It is also intended that the stock options awarded under the 2000 Stock Option Plan and the Amended Stock Option Plan will qualify for the performance-based compensation exception of Section 162(m) of the Code. In prior years, certain restricted stock awards were not intended to and may not qualify as performance-based compensation under Section 162(m) of the Code.

     Chief Executive Officer’s Compensation

      The compensation of the Chief Executive Officer is primarily based on the employment agreement entered into with him. The Chief Executive Officer has declined to accept any increase in his base compensation since the Demerger.

      The Chief Executive Officer has received restricted stock and stock options as described in the Summary Compensation Table. The Compensation Committee believes that these equity arrangements have created the desired mutuality of interest between the Chief Executive Officer and the stockholders, as the ultimate reward to the Chief Executive Officer from these equity arrangements is primarily based upon the success of the Company.

Respectfully submitted:

Robert R. Womack, Chairman
Brian C. Beazer
The Honorable Charles H. Price II

Summary Compensation Table

      The following table sets forth information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer and the four other most highly paid executive officers of the Company (the “named executive officers”) for services rendered to the Company and its subsidiaries during fiscal years 2000, 2001, and 2002.

		Annual Compensation			Long Term Compensation

						Securities	All Other
Name and	Fiscal			Other Annual	Restricted	Underlying	Compensation
Principal Position(1)	Year	Salary	Bonus($)(2)	Compensation($)(3)	Stock Awards($)(4)	Options(#)	($)(5)

David H. Clarke	2002	$750,000	$637,500	$207,140	0	0	$394,442
Chairman of the Board and	2001	750,000	0	13,315	0	0	57,362
Chief Executive Officer	2000	750,000	0	11,345	$675,000	357,875	65,042
Dorothy E. Sander	2002	$290,000	$210,000	$66,313	0	75,000	$211,664
Senior Vice President —	2001	280,250	0	4,146	0	0	169,987
Administration	2000	260,500	0	8,214	0	137,500	13,754
Steven C. Barre	2002	$287,500	$210,000	$68,767	0	75,000	$6,871
Senior Vice President,	2001	217,125	0	12,705	0	0	149,278
General Counsel & Secretary	2000	190,000	0	8,592	$114,375	110,000	7,024
Allan D. Weingarten	2002	$276,667	$210,000	$71,112	0	75,000	$5,500
Senior Vice President and	2001	182,877	0	6,087	0	100,000	52,318
Chief Financial Officer	2000	N/A	N/A	N/A	N/A	N/A	N/A
Alan Schutzman	2002	$215,000	$107,500	$34,158	0	25,000	$5,500
Vice President and Associate	2001	143,308	0	1,212	0	50,000	96,814
General Counsel	2000	161,400	24,600	4,531	0	0	4,458

(1)	Allan D. Weingarten was employed on January 23, 2001 as Senior Vice President, Chief Financial Officer and Treasurer of the Company. Steven C. Barre became Senior Vice President, Secretary and General Counsel of the Company on September 11, 2001; he previously served in the capacity of Vice President, Secretary and General Counsel. Alan Schutzman became Vice President and Associate General Counsel in September 2001; he previously was Associate General Counsel of the Company and Vice President and General Counsel of the Company’s former subsidiaries, Ames True Temper and Keller Ladders.

(2)	For fiscal 2002, bonuses were awarded by the Compensation Committee under the Annual Performance Incentive Plan based on pre-established targets of debt reduction and extension of final maturity of the remaining debt. For fiscal years 2001 and 2000, no bonuses were awarded under the Annual Performance Incentive Plan in effect for those years. Mr. Schutzman’s bonus in fiscal 2000 was pursuant to a subsidiary plan.

(3)	Amounts include the portion of the bonuses deferred as awards under the Long Term Incentive Plan. Annual distributions, constituting 15% of each participant’s account, will be made commencing on December 15 of the fourth year following the initial award, and annually thereafter, under the Long Term Incentive Plan, contingent on continued employment, subject to acceleration upon a Change in Control (as defined in the plan) and certain other circumstances. Amounts also include imputed income with regard to car allowances or vehicle usage, and Group Term Life Insurance in accordance with the Company’s Welfare Plan.

(4)	In fiscal 2000, Messrs. Clarke and Barre were awarded 60,000 and 10,000 shares, respectively. There were no awards of restricted stock in fiscal years 2001 or 2002. The values of the restricted stock are based upon the last reported sale price of an unrestricted share of Common Stock on the NYSE on the following dates of grants: Mr. Clarke — March 24, 2000 ($11.25); and Mr. Barre — February 11, 2000 ($11.4375). The shares of restricted stock vest seven years after grant in each case subject to acceleration upon the occurrence of a Change in Control (as defined in each executive officer’s employment agreement described under “Employment Agreements” below) or the occurrence of certain other events (as described in “Employment Agreements” below). The aggregate number of shares of restricted stock owned by the named executives and the market value of such shares, each as of September 27, 2002, are as follows: Mr. Clarke — 117,500 shares ($293,750); Ms. Sander — 35,666 shares ($89,165); and Mr. Barre — 10,000 shares ($25,000). The closing price of the Common Stock ($2.50) on September 27, 2002, the last trading day of the fiscal year, was used to determine “market value.”

Effective on February 23, 1999, the Company adopted a Stock Ownership Tax Loan Program. The primary purpose of this program is to make loans to key executives of the Company to assist such executives to pay the federal, state and local taxes due upon the vesting of restricted stock, and upon approval for such loan, requiring them to retain the restricted stock as well as all other shares of Company stock beneficially owned by them, until such loan is repaid. The loan interest rate is the borrowing rate at which the Company may borrow from its principal lenders but in no event may the interest rate be less than the applicable federal interest rate. Mr. Clarke, Ms. Sander and Ms. Diana E. Burton, Vice President of Investor Relations, are currently participating in the loan program. The largest aggregate amount of indebtedness outstanding (including accrued interest) at any time for the foregoing individuals during fiscal 2002 was $1,755,119, $714,138 and $51,800 respectively, and as of the date of this proxy statement, Mr. Clarke has repaid $177,000. These loans are due and payable on February 22, 2003, and in accordance with the Sarbanes-Oxley Act that became effective August 29, 2002, these loans cannot be extended.

(5)	The amounts shown in this column include the matching contributions made by the Company to the accounts of the named executive officers pursuant to the 401(k) Plan, all of which is invested in Common Stock pursuant to the terms of the plan. Also included is any interest earned in the named executive’s Long Term Incentive Plan account, as well as any special awards made to such executives, if any. In fiscal 2001, a $50,000 signing bonus was paid to Mr. Weingarten, a special bonus of $142,500 was paid to Mr. Barre, a special bonus of $92,500 was paid to Mr. Schutzman and a relocation payment of $157,342, which includes a tax gross-up, was paid to Ms. Sander. As referenced in the Compensation Committee report, deferred awards under the Long Term Incentive Plan for Mr. Clarke and Ms. Sander in the amount of $200,000 were made in fiscal year 2002.

Option Grants for Fiscal 2002 and Potential Realizable Values

      The following table sets forth as to each of the named executive officers information with respect to option grants during fiscal 2002 and the potential realizable values of such option grants. Mr. Clarke declined to accept an option grant in fiscal 2002. The 5% and 10% assumed rates of growth, based on the grant price, are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions, the Company’s performance and other factors.

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term ($)(2)
	Options	Employees in	Price	Expiration
Name	Granted (#)	Fiscal Year	($/Share)	Date(1)	5%	10%

Allan D. Weingarten	75,000	10.69%	$3.82	06/10/12	$180,178	$456,607
Dorothy E. Sander	75,000	10.69%	3.82	06/10/12	180,178	456,607
Steven C. Barre	75,000	10.69%	3.82	06/10/12	180,178	456,607
Alan Schutzman	25,000	3.56%	3.82	06/10/12	60,059	152,202

(1)	The options will become exercisable in four equal installments beginning on the first anniversary of grant; provided that each option is subject to acceleration upon a Change in Control (as defined in the applicable option agreement) and certain other circumstances. The options terminate on the tenth anniversary of the relevant grant, subject to earlier termination in the event that the executive’s employment terminates in certain circumstances.

(2)	Amounts for the named executive officers shown under the “Potential Realizable Value” columns have been calculated by (a) multiplying (i) the exercise price and (ii) the sum of 1 plus the adjusted stock price appreciation rate (the assumed annual appreciation rate shown (compounded for the term of the options), (b) subtracting the exercise price per share and (c) multiplying the gain per share by the number of shares covered by the options. However, all shares subject to options issued to executive officers through fiscal year 2002 range from $3.82 to $20.50 and had no value as of the end of the fiscal year 2002.

Option Exercises and Values for Fiscal 2002

      The following table sets forth, with respect to each of the named executive officers, the number of share options exercised and the dollar value realized from those exercises during the 2002 fiscal year and the total number and aggregate dollar value of exercisable and non-exercisable stock options held on September 28, 2002. As noted in the table, no options were exercised in fiscal 2002 and none of the unexercised options had value on such date.

Value of
			Number of Securities	Unexercised
			Underlying	Options
	Unexercised Options	In-the-Money	Exercisable/	Exercisable/
	Shares Acquired on	Value	Unexercisable	Unexercisable at
Name	Exercise(#)	Realized($)	at 9/28/02(#)	9/28/02(1)($)

David H. Clarke	N/A	N/A	1,140,939/242,688	0/0
Dorothy E. Sander	N/A	N/A	241,875/166,250	0/0
Steven C. Barre	N/A	N/A	61,750/130,000	0/0
Allan D. Weingarten	N/A	N/A	25,000/150,000	0/0
Alan Schutzman	N/A	N/A	16,438/62,500	0/0

(1)	In accordance with the rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of the last column of this table, fair market value is deemed to be $2.50 per share, the closing price of the Common Stock reported for the NYSE Composite Transactions on September 27, 2002, the last trading day of the fiscal year.

Comparison of Cumulative Total Return

      The following graph compares the five-year cumulative total shareholder return (including reinvestment of dividends) of the Company with the cumulative total return on the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”) and two peer group indices — the “Old Peer Group” and the “New Peer Group.” The Old Peer Group is representative of the Company prior to completion of its Disposal Plan and the sale of its hardware and tool businesses. The New Peer Group aligns the Company to a branded bath and plumbing products group of companies. The Old Peer Group consists of American Standard Companies Inc., The Black & Decker Corporation, Fortune Brands, Inc., Masco Corporation, Newell Rubbermaid Inc., The Stanley Works and the Company. The New Peer Group consists of American Standard Companies Inc., The Black & Decker Corporation, Fortune Brands, Inc., Masco Corporation, Newell Rubbermaid Inc., Pentair, Inc., Watts Industries, Inc. and the Company.

      The graph assumes that $100 was invested on September 30, 1997 in each of the Company’s Common Stock, the S&P Index and each peer group index, and that all dividends were reinvested into additional shares of the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year. Each peer group weighs the returns of each constituent company according to its stock market capitalization at the beginning of each period for which a return is indicated.

Total Return to Shareholders

(Dividends reinvested monthly)

	INDEXED RETURNS
	Years Ending

	Base
	Period
Company Name/Index	Sep97	Sep98	Sep99	Sep00	Sep01	Sep02

U. S. Industries, Inc.	100	52.39	55.44	35.58	8.29	8.47
S&P 500 Index	100	109.05	139.36	157.88	115.85	92.12
New Peer Group	100	97.61	103.84	78.10	85.98	104.94
Old Peer Group	100	95.51	99.12	76.13	86.34	102.60

	ANNUAL RETURN PERCENTAGE
	Years Ending

Company Name/Index	Sep98	Sep99	Sep00	Sep01	Sep02

U. S. Industries, Inc.	- 47.61%	5.81%	- 35.81%	- 76.71%	2.17%
S&P 500 Index	9.05	27.80	13.28	-26.62	-20.49
New Peer Group	-2.39	6.38	-24.78	10.09	22.05
Old Peer Group	-4.49	3.79	-23.20	13.41	18.83

New Peer Group	Old Peer Group

American Standard Companies Inc.	American Standard Companies Inc.
The Black & Decker Corporation	The Black & Decker Corporation
Fortune Brands, Inc.	Fortune Brands, Inc.
Masco Corporation	Masco Corporation
Newell Rubbermaid Inc.	Newell Rubbermaid Inc.
Pentair, Inc.	The Stanley Works
U. S. Industries, Inc.	U. S. Industries, Inc.
Watts Industries, Inc.

USI Master Pension Plan

      The USI Master Pension Plan (the “Retirement Plan”) provides pension benefits to the Company’s employees, including its executive officers. Employees will become vested in their benefits under the Retirement Plan after five years of service. Normal retirement is the later of age 65 or five years of service; however, employees who work beyond their normal retirement age will continue to accrue benefits.

      Under the Retirement Plan, the annual retirement benefits of the Company’s corporate office employees, including its executive officers, will equal the greater of (i) the sum of (a) 1.95% of an employee’s Final Average Earnings plus (b) .65% of that portion of the employee’s Final Average Earnings in excess of Covered Compensation, multiplied by the employee’s years of Credited Service (to a maximum of 25), and (ii) the product of (a) 2.67% of an employee’s Final Average Earnings (which excludes, among other things, bonuses) minus 2% of such employee’s Social Security Benefit, multiplied by the number of years of Credited Service the employee would have been credited with through his or her Normal Retirement Date (to a maximum of 25) and (b) a fraction, the numerator of which is the actual number of years of Credited Service through December 31, 1992 (the “Freeze Date”), and the denominator of which is the number of years of Credited Service the employee would have been credited with through his Normal Retirement Date (the “Offset Formula”). Credited service for all corporate office employees, including the Company’s executive officers, includes years of service under a predecessor Hanson plan. All defined terms have the same meanings as in the Retirement Plan or as stated herein.

      The following table shows the estimated annual retirement benefits that would be payable under the Retirement Plan to the Company’s corporate office employees, including its executive officers, assuming retirement at age 65 on the basis of a straight-life annuity. The table also includes benefits payable under the SRP, an unfunded supplemental retirement plan applicable to executive officers of the Company, which is described below.

	Years of Final Service

Final Average Earnings	10	15	20	25	30	35	40

$100,000	$22,300	$33,400	$44,600	$55,700	$55,700	$55,700	$55,700
200,000	49,000	73,400	97,900	122,400	122,400	122,400	122,400
300,000	75,600	113,400	151,300	189,100	189,100	189,100	189,100
400,000	102,300	153,400	204,600	255,700	255,700	255,700	255,700
500,000	129,000	193,500	257,900	322,400	322,400	322,400	322,400
600,000	155,600	233,500	311,300	389,100	389,100	389,100	389,100
700,000	182,300	273,500	364,600	455,800	455,800	455,800	455,800
800,000	209,000	313,500	417,900	522,400	522,400	522,400	522,400
900,000	235,600	353,500	471,300	589,100	589,100	589,100	589,100
1,000,000	262,300	393,500	524,600	655,800	655,800	655,800	655,800
1,100,000	289,000	433,500	578,000	722,400	722,400	722,400	722,400

      The named executive officers have been credited with the following years of service for purposes of benefit accrual (rounded to the nearest one-hundredth of a year): Mr. Clarke — 25; Ms. Sander — 18.33; Mr. Barre — 14; Mr. Weingarten — 1.75; and Mr. Schutzman — 9.25.

USI Supplemental Retirement Plan

      The USI Supplemental Retirement Plan (the “SRP”) is a non-qualified, unfunded, deferred compensation plan administered by the Compensation Committee. In general terms, the purpose of the SRP is to restore to certain executive officers of the Company any benefits in excess of the benefits accrued under the Retirement Plan that would have accrued under the Offset Formula without regard to the Freeze Date (to a maximum of 25 years of Credited Service). In addition, the SRP provides for benefits in excess of the limitations on the amount of benefits accrued and compensation taken into account in any given year imposed by Sections 415 and 401(a)(17) of the Code, respectively, with respect to a qualified plan such as the Retirement Plan. Under the SRP, a participant’s annual benefit is equal to 66 2/3% of his or her Average Final Compensation (bonuses and other awards are excluded) less 50% of his or her Social Security Benefit, multiplied by the number of years of Credited Service (to a maximum of 25) divided by 25, less the Pension Offset. Provisions relating to vesting, retirement and forms of payment are the same as the provision of the Retirement Plan, other than the early retirement age, which is 60 from the SRP and 55 from the Retirement Plan. Although Mr. Clarke had declined to be considered for increases in his base salary from the Demerger through calendar year 2002, under the terms of the SRP he was deemed to receive a salary increase for purposes of the SRP for each of the years equal to the average salary increase for the executive officers of the Company. As of the end of fiscal year 2002, Mr. Clarke’s Average Final Compensation under the SRP was $1,053,349. Capitalized terms used in this paragraph have the meanings defined for them in the SRP or in the Retirement Plan, as applicable.

Employment Agreements

      The following is a summary of the employment agreements between the Company and each of the named executive officers. The employment agreements provide for each named executive to serve in the respective capacities indicated in the Summary Compensation Table above.

      Mr. Clarke’s term of employment will expire at the end of the current three-year term. The term of employment for Ms. Sander, Messrs. Weingarten and Schutzman will expire at the end of the current two-year terms and for Mr. Barre, at the end of his current one-year term. The term of each of the agreements is subject to automatic extension for additional three-year terms in the case of Mr. Clarke, additional two-year terms for Ms. Sander, and additional one-year terms in the case of Messrs. Barre, Weingarten, and

Schutzman, unless either party gives at least ninety (90) days prior written notice of non-extension or the agreement is terminated earlier as discussed below.

      The employment agreements provide that the Company will pay Mr. Clarke, Ms. Sander and Messrs. Barre, Weingarten, and Schutzman base annual salaries at a rate of not less than $750,000, $300,000, $300,000, $300,000 and $215,000, respectively. As provided in the employment agreements, each executive is eligible to receive an annual cash bonus, with a target bonus percentage equal to at least 100% of base salary for Mr. Clarke, 70% of base salary for Ms. Sander and Messrs. Barre and Weingarten, and 50% of base salary for Mr. Schutzman, pursuant to the Company’s annual incentive bonus plan or a successor plan (the “Target Bonus”). The employment agreements also entitle the executives to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites maintained by the Company from time to time for senior executives of a comparable level.

      The employment agreements for Messrs. Clarke and Ms. Sander provide that if the executive’s employment with the Company is terminated by reason of death or disability (as defined in the applicable employment agreement), the executive or his or her legal representative will receive, in addition to accrued compensation (including, without limitation, any declared but unpaid bonus, any amount of base salary or deferred compensation accrued or earned but unpaid, any accrued but unused vacation pay and unreimbursed business expenses (the “Accrued Amounts”)), a prorated Target Bonus for the fiscal year of the executive’s death or disability, full accelerated vesting under all equity-based and long-term incentive plans, any other amounts or benefits owed to the executives under the then applicable employee benefit plans or policies of the Company, which will be paid in accordance with such plans or policies, payment of base salary on a monthly basis for a specified period (twelve (12) months in the case of Mr. Clarke, six (6) months in the case of Ms. Sander) and payment of spouse’s and dependents’ COBRA coverage premiums for no more than three (3) years, subject in the case of disability to offset against the base salary payment by the amount the executive would receive under any long-term disability program maintained by the Company.

      The employment agreements with Messrs. Barre, Weingarten and Schutzman provide that upon a termination by reason of death or disability, the executives or their legal representatives will receive only the Accrued Amounts and any other amounts or benefits owed to them under the then applicable employee benefit plans, long-term incentive plans or equity plans and programs of the Company, which will be paid in accordance with such plans and programs.

      The employment agreement with Mr. Clarke provides that if Mr. Clarke’s employment with the Company is terminated (i) by the Company other than for cause (as defined in his employment agreement) or due to a disability; (ii) by the executive for good reason (as defined in his employment agreement); (iii) by the executive for any or no reason within two (2) years after a Change in Control of the Company (as defined in his employment agreement); or (iv) as a result of the Company giving notice of nonextension at the end of any three-year term ((i) through (iv) referred to herein collectively as “Severance Payment Events”), then Mr. Clarke shall be entitled to receive, among other things (a) a lump sum within five (5) days after such Severance Payment Event equal to (i) three (3) times base salary, and (ii) three (3) times the highest annual bonus paid or payable to Mr. Clarke by the Company for any of the previous three (3) completed fiscal years, provided that if such termination occurs on or after a Change in Control of the Company, Mr. Clarke will instead receive three (3) times the Target Bonus, (b) accelerated full vesting under all outstanding equity-based and long-term incentive plans, (c) three (3) years of additional service and compensation credit for pension purposes, (d) three (3) years of the maximum Company contribution under any type of qualified or nonqualified 401(k) plan, (e) payment by the Company of the premiums for Mr. Clarke and his dependents’ health coverage for three (3) years (all such payments being collectively referred to as the “Severance Payment”) and (f) if such termination occurs after a Change in Control of the Company and Mr. Clarke is married at the time of the commencement of his benefits under the SRP his spousal death benefit under the SRP shall be the survivor benefit under a joint and 60% annuity rather than an actuarially adjusted survivor benefit under a joint and 50% annuity (the “Special SRP Benefit Treatment”). In addition, Mr. Clarke’s employment agreement provides that if he dies or becomes disabled after a Change in Control of the Company and is married at the time of his death or disability, the Special SRP Benefit Treatment shall apply. If after a Change in Control of the Company Mr. Clarke has not attained the normal retirement date provided under the SRP as of the date of any Severance Payment Event, Mr. Clarke will be deemed to have attained his normal retirement date for purposes of the SRP and payments of amounts thereunder. In addition, if the Severance Payment to Mr. Clarke under the employment agreement, together with other amounts paid to Mr. Clarke, exceeds certain threshold amounts and results from a change in ownership (as defined in Section 280G(b)(2) of the Code), the employment agreement provides that Mr. Clarke will receive an additional amount to cover the federal excise tax and any interest or penalties with respect thereto on a “grossed up” basis. If Mr. Clarke is terminated for cause, voluntarily resigns (which right Mr. Clarke has on sixty (60) days’ prior written notice to the Company) or the Company retires Mr. Clarke at or after his sixty-fifth birthday, Mr. Clarke will only receive the Accrued Amounts and benefits provided in benefit plans, provided that in the event such voluntary resignation is after age sixty-two (62) there will be certain additional vesting with regard to stock options and restricted stock in accordance with the terms of the applicable plans.

      The employment agreement with Ms. Sander provide for substantially similar provisions on termination situations described in the prior paragraph except that the definitions of “cause” and “good reason” have differences that provide the Company with broader rights, the Severance Payment will be based on a two (2) time rather than three (3) time multiple and, in certain limited instances, will be subject to offset, there will be more limited vesting of stock options and restricted stock and they may only resign and collect severance based purely on the Change in Control of the Company during a thirty (30) day window after the first anniversary of the Change in Control of the Company.

      The employment agreements with Messrs. Barre, Weingarten and Schutzman provide that on a termination by the executive for good reason (as defined in the applicable employment agreement), by the Company without cause (as defined in the applicable employment agreement) or nonextension of the employment term by the Company, they will receive among other things (i) the Accrued Amounts and (ii) equal monthly payments of the executive’s then monthly rate of base salary for twelve (12) months, provided that if such termination occurs within two (2) years after a Change in Control, they will instead receive a lump sum equal to two (2) times base salary and the Target Bonus. In addition, if such termination occurs within two (2) years after a Change in Control, Messrs. Barre, Weingarten and Schutzman will receive (i) two (2) years of additional service and compensation credit for pension purposes, (ii) two (2) years of the maximum Company 401(k) contribution, (iii) any earned or declared but unpaid annual bonus and (iv) payment of premiums for the executives and their dependents’ health coverage for two (2) years (or, one (1) year of COBRA coverage premium payments (as long as they remain eligible for COBRA) if such termination is prior to, or after two (2) years following a Change in Control). Messrs. Barre, Weingarten, and Schutzman are required to execute a release prior to receiving severance payments and they must comply with certain provisions relating to confidential information, non-competition and non-solicitation.

      The employment agreements of each of the named executive officers also provide for indemnification for actions in their corporate capacity, directors’ and officers’ liability insurance and coverage in most instances for legal fees incurred in enforcing their rights under their respective employment agreements.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item B on Proxy Card)

      The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as independent auditors to examine the Company’s financial statements for fiscal 2003. Ernst & Young LLP were the Company’s independent auditors for fiscal 2002. If the stockholders do not ratify such appointment, it will be reconsidered by the Board.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for fiscal 2002 for professional services rendered for the audit of the Company’s annual financial statements and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $1,504,000.

Financial Information Systems Design and Implementation Fees

      There were no fees billed by Ernst & Young LLP for fiscal 2002 for professional services rendered for information technology services relating to financial information systems design and implementation.

All Other Fees

      The aggregate fees billed by Ernst & Young LLP for fiscal 2002 for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” were $4,621,461 including audit-related services of $1,624,284 and non-audit services of $2,997,177.

      The Board of Directors recommends that the stockholders vote “FOR” ratification of such appointment.

OTHER MATTERS

      As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items specifically identified in the Notice of Annual Meeting. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

      If a stockholder intends to present a proposal for action at the 2004 Annual Meeting and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Company by September 27, 2003. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders’ proposals.

      The By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. The Nominating and Corporate Governance Committee will consider nominations that comply with the procedures set forth below. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company 60 days or more before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the By-Laws. Notice of a stockholder proposal or a director nomination for a special meeting must be received by the Company no later than the 15th day following the day on which notice of the date of a special meeting of stockholders was given. If the presiding officer at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-Laws, the Company may disregard such proposal or nomination.

      In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2004 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Secretary of the Company, U.S. Industries, Inc., 777 S. Flagler Drive (Suite 1108 West), West Palm Beach, Florida 33401.

ADDITIONAL INFORMATION

      The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Stock.

      The Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2002, including financial statements, is enclosed herewith. The Company will furnish any exhibit to such Annual Report on Form 10-K upon request by a stockholder directed to Secretary of the Company, U.S. Industries, Inc., 777 S. Flagler Drive (Suite 1108 West), West Palm Beach, Florida 33401, for a fee limited to the Company’s reasonable expenses in furnishing such exhibits.

By Order of the Board of Directors,

STEVEN C. BARRE
Secretary

P R O X Y

U.S. INDUSTRIES, INC.
This Proxy is Solicited on Behalf of the Board of Directors of U.S. Industries, Inc.
Annual Meeting of Stockholders — February 20, 2003

     The undersigned hereby appoints DAVID H. CLARKE and STEVEN C. BARRE as proxies (each with power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of U.S. Industries, Inc. to be held on February 20, 2003, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

     Your vote for the election of Directors and the other proposal described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for directors are: William E. Butler, The Honorable Charles H. Price II, Royall Victor III and Thomas B. Waldin.

     IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL B.

(SPECIFY CHOICES AND SIGN ON THE REVERSE SIDE)

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR THE BOARD LISTED BELOW AND FOR THE PROPOSAL LISTED BELOW	Please mark your votes as indicated in this example	☒

A. Election of Directors	B. Ratify appointment of Ernst & Young LLP as independent auditors for fiscal 2003.

FOR all nominees (except as marked to the contrary*) ☐	TO WITHHOLD AUTHORITY (for all nominees listed) ☐	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees:	*INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.
01 William E. Butler
02 The Honorable Charles H. Price II
03 Royall Victor III
04 Thomas B. Waldin

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted unless you sign, date and return this card.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN ACCOMPANYING ENVELOPE.

Signature(s)	Date

NOTE:	Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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